Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Severn Bancorp, Inc.
Annapolis, Maryland

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Severn Bancorp, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 6, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

Beard Miller Company LLP
Baltimore, Maryland
March 6, 2007

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,
	2006	2005

ASSETS
Cash and due from banks	$16,982	$8,771
Interest bearing deposits in other banks	709	301
Federal funds sold	1,024	15,923
Cash and cash equivalents	18,715	24,995
Investment securities held to maturity	7,271	8,290
Loans held for sale	2,970	3,216
Loans receivable, net of allowance for loan losses of $9,026 and $7,505, respectively	832,507	776,117
Premises and equipment, net	30,411	19,963
Federal Home Loan Bank stock at cost	9,468	8,513
Accrued interest receivable and other assets	10,574	8,680

Total assets	$911,916	$849,774

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$626,524	$594,893
Short-term borrowings	18,000	26,000
Long-term borrowings	155,000	132,000
Subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	5,331	3,550

Total liabilities	825,474	777,062

Stockholders’ Equity
Common stock, $0.01 par value, 20,000,000 shares authorized; 9,150,850 and 8,318,184 shares issued and outstanding at December 31, 2006 and 2005, respectively	92	83
Additional paid-in capital	28,270	11,516
Retained earnings	58,080	61,113

Total stockholders' equity	86,442	72,712

Total liabilities and stockholders' equity	$911,916	$849,774

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Years Ended December 31,
Interest Income	2006	2005	2004
Loans	$68,610	$56,120	$44,091
Securities, taxable	266	327	419
Other	1,299	688	319
Total interest income	70,175	57,135	44,829

Interest Expense
Deposits	23,706	16,274	11,292
Short-term borrowings	438	853	259
Long-term borrowings and subordinated debentures	7,916	4,828	3,080
Total interest expense	32,060	21,955	14,631

Net interest income	38,115	35,180	30,198
Provision for loan losses	1,561	1,570	1,200
Net interest income after provision for loan losses	36,554	33,610	28,998

Other Income
Mortgage banking activities	817	1,416	1,435
Real estate commissions	2,018	545	1,234
Real estate management fees	578	426	404
Other income	454	361	329
Total other income	3,867	2,748	3,402

Non-Interest Expenses
Compensation and related expenses	10,334	9,080	8,167
Occupancy	706	719	610
Other	3,025	3,079	2,434
Total non-interest expenses	14,065	12,878	11,211

Income before income tax provision	26,356	23,480	21,189
Income tax provision	10,608	8,926	8,258

Net income	$15,748	$14,554	$12,931
Basic earnings per share	$1.72	$1.59	$1.42
Diluted earnings per share	$1.72	$1.59	$1.42

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2006, 2005, and 2004
(dollars in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity

Balance - December 31, 2003	$42	$11,516	$37,412	$48,970

Comprehensive Income
Net income	-	-	12,931	12,931
Two-for-one stock split in the
form of a 100% dividend (4,159,092 shares)	41	-	(41)	-
Dividends on common stock
($.19 per share)	-	-	(1,747)	(1,747)

Balance - December 31, 2004	83	11,516	48,555	60,154

Comprehensive Income
Net income	-	-	14,554	14,554
Dividends on common stock
($.22 per share)	-	-	(1,996)	(1,996)

Balance - December 31, 2005	83	11,516	61,113	72,712

Comprehensive Income
Net income	-	-	15,748	15,748
10% Stock dividend (831,766 shares)	9	16,576	(16,585)	-
Stock-based compensation	-	163	-	163
Dividends on common stock
($.24 per share)	-	-	(2,196)	(2,196)
Exercise of stock options (900 shares)	-	15	-	15
Balance - December 31, 2006	$92	$28,270	$58,080	$86,442

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities

Net income	$15,748	$14,554	$12,931
Adjustments to reconcile net income to net
cash provided by operating activities:
Amortization of deferred loan fees	(4,211)	(3,927)	(3,390)
Net amortization of premiums and discounts	31	31	33
Provision for loan losses	1,561	1,570	1,200
Provision for depreciation	362	377	329
Gain on sale of loans	(357)	(804)	(791)
Proceeds from loans sold to others	31,925	78,008	71,664
Loans originated for sale	(31,322)	(73,766)	(74,352)
Stock-based compensation expense	163	-	-
Increase in accrued interest receivable
and other assets	(924)	(2,111)	(1,848)
Increase (Decrease) in accrued interest payable
and other liabilities	1,781	1,120	(346)

Net cash provided by operating activities	14,757	15,052	5,430

Cash Flows from Investing Activities

Proceeds from maturing investment securities	-	-	1,000
Principal collected on mortgage backed securities	988	1,634	1,733
Net increase in loans	(54,710)	(123,447)	(145,271)
Investment in premises and equipment	(10,813)	(13,336)	(2,006)
Proceeds from disposal of premises and
equipment	3	-	-
Purchase of FHLB stock	(955)	(3,430)	(1,833)

Net cash used in investing activities	(65,487)	(138,579)	(146,377)

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	For the Years Ended December 31,
	2006	2005	2004

Cash Flows from Financing Activities

Net increase in deposits	$31,631	$67,480	$107,687
Net increase (decrease) in short term borrowings	(8,000)	26,000	(6,000)
Additional borrowed funds, long term	73,000	50,000	35,000
Repayment of borrowed funds, long term	(50,000)	(7,000)	(5,000)
Redemption of preferred securities of subsidiary	-	(4,000)	-
Cash dividends paid	(2,196)	(1,996)	(1,747)
Proceeds from exercise of options	15	-	-
Proceeds from issuance of subordinated debentures	-	-	20,619

Net cash provided by financing activities	44,450	130,484	150,559

Increase (Decrease) in cash and cash equivalents	(6,280)	6,957	9,612
Cash and cash equivalents at beginning of year	24,995	18,038	8,426

Cash and cash equivalents at end of year	$18,715	$24,995	$18,038

Supplemental disclosure of cash flows information:
Cash paid during year for:

Interest	$32,464	$21,693	$14,587

Income taxes	$11,323	$9,624	$8,559

Transfer of loans to foreclosed real estate	$970	$-	$-

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

A.  Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiaries, Louis Hyatt, Inc., SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB ("the Bank"), and the Bank's subsidiaries, Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, HS West, LLC and Severn Preferred Capital Corporation. All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

Severn Preferred Capital Corporation, which qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, liquidated effective January 31, 2005.

B.
Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Bancorp has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of Bancorp.

C.  Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

D. Investment Securities Held to Maturity - Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

SEVERN BANCORP, INC.  AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

E.  Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Mortgage loans held for sale are generally sold with the mortgage servicing rights released by the Bank. Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

F.
Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

G.
Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

SEVERN BANCORP, INC.  AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment, include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

H.
Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property. Foreclosed real estate totaled $970,000 and $0 as of December 31, 2006 and 2005, respectively and is included in other assets.

SEVERN BANCORP, INC.  AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

I.
Transfers of Financial Assets - Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Bancorp, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Bancorp does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

J.  Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

K.
Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

L.
Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, and federal funds sold. Generally, federal funds are sold for one day periods.

M. Earnings Per Share - Basic earnings per share of common stock for the years ended December 31, 2006, 2005 and 2004 is computed by dividing net income by 9,150,263, 9,150,002 and 9,150,002, respectively, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by Bancorp relate solely to outstanding stock options, and are determined using the treasury stock method. Diluted earnings per share of common stock for the years ended December 31, 2006, 2005 and 2004, is computed by dividing net income for each year by 9,153,687, 9,150,002 and 9,150,002, respectively, the weighted average number of diluted shares of common stock. The above amounts have been retroactively adjusted to give effect to a 10% stock dividend effective March 2006 and a 2-for-1 stock split in the form of a 100% stock dividend effective December 2004.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

N.  Employee Stock Ownership Plan - Bancorp accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. Bancorp records compensation expense equal to the cash contribution called for under the Plan. All ESOP shares are included in the weighted average shares outstanding for earnings per share computations. All dividends paid on ESOP shares are charged to retained earnings.

O.  Advertising Cost - Advertising cost is expensed as incurred and totaled $287,000, $190,000 and $240,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

P.	Reclassifications - Certain prior year amounts have been reclassified to conform to the current year's method of presentation. These reclassifications had no effect on net income.

Q.
Recent Accounting Pronouncements - In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No.155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have any impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. Management does not believe the adoption of SFAS 156 will have any effect on the Company’s financial statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - and interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Management does not believe the adoption of FIN 48 will have a material effect on the Company’s financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Management is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on the Company’s financial statements.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The adoption of SAB 108 did not have a material effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities

The amortized cost and fair value of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2006:

Federal Home Loan Bank
(“FHLB”) Notes	$5,000	$-	$75	$4,925
Mortgage backed securities	2,271	3	82	2,192
	$7,271	$3	$157	$7,117
December 31, 2005:

Federal Home Loan Bank
(“FHLB”) Notes	$5,000	$-	$158	$4,842
Mortgage backed securities	3,290	4	144	3,150
	$8,290	$4	$302	$7,992

FHLB Notes in the amount of $2,000,000 and mortgage-backed securities in the amount of $795,000 are pledged as collateral for the Bank’s standby letters of credit issued on behalf of various borrowers and developers in favor of Anne Arundel County.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities - Continued

The scheduled maturities of investment securities held to maturity are as follows at December 31, 2006:

	Amortized Cost	Fair Value
	(dollars in thousands)

Due less than one year	$4,796	$4,731
More than five to ten years	1,000	982
Greater than ten years	1,475	1,404
	$7,271	$7,117

The following tables show fair value and unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2006 and 2005. Included in the table are three Federal Home Loan Bank notes and four mortgage backed securities. Management believes that the unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2006 and 2005 and are subject to change daily as interest rates fluctuate.

2006	Less than 12 months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)

Federal Home Loan Bank Notes	$-	$-	$4,925	$75	$4,925	$75
Mortgage Backed Securities	-	-	2,181	82	2,181	82

Total temporarily impaired securities	$-	$-	$7,106	$157	$7,106	$157

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities - Continued

2005	Less than 12 months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)

Federal Home Loan Bank Notes	$973	$27	$3,869	$131	$4,842	$158
Mortgage Backed Securities	500	15	2,635	129	3,135	144

Total temporarily impaired securities	$1,473	$42	$6,504	$260	$7,977	$302

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2006	2005
	(dollars in thousands)

Residential mortgage	$249,448	$219,988
Construction, land acquisition and
development	339,122	390,376
Land	90,747	77,319
Lines of credit	40,733	35,491
Commercial real estate	193,299	163,449
Commercial non-real estate	3,348	3,412
Home equity	32,758	32,974
Consumer	1,537	1,768
	950,992	924,777
Less
Loans in process	(104,747)	(136,239)
Allowance for loan losses	(9,026)	(7,505)
Deferred loan origination fees and costs, net	(4,712)	(4,916)

	$832,507	$776,117

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%.

In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The following is a summary of the allowance for loan losses for the three years ended December 31:

	2006	2005	2004
	(dollars in thousands)

Balance at beginning of year	$7,505	$5,935	$4,832
Provision for loan losses	1,561	1,570	1,200
Charge-offs	(40)	-	(97)
Balance at end of year	$9,026	$7,505	$5,935

At December 31, 2006 and 2005, the recorded investment in loans considered to be impaired under FASB Statement No.114 “Accounting by Creditors for Impairment of a Loan” totaled $6,612,000 and $2,565,000, respectively. There was no specific valuation reserve for impaired loans at December 31, 2006 and 2005. Impaired loans averaged $6,614,000 during 2006, $2,589,000 during 2005 and $0 during 2004. Interest income recognized on these loans totaled $471,000 during 2006, $167,000 during 2005 and $0 during 2004.

Non-accrual loans amounted to approximately $5,927,000 and $1,693,000 at December 31, 2006 and 2005, respectively. The Bank had no loans greater than ninety days past due and still accruing at December 31, 2006 and 2005.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2006	2005	2004
	(dollars in thousands)

Interest income that would have been recorded	$416	$147	$70
Interest income recognized	188	64	37
Interest income not recognized	$228	$83	$33

Mortgage loans serviced for others not included in the accompanying consolidated statements of financial condition totaled $59,792,000 and $30,080,000 at December 31, 2006 and 2005, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2006	2005
	(dollars in thousands)
Standby letters of credit	$6,032	$6,617
Home equity lines of credit	25,084	19,802
Unadvanced construction commitments	104,747	136,239
Loan commitments	14,815	19,515
Lines of credit	33,495	33,782
Loans sold with limited
repurchase provisions	$6,089	$11,048

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Mortgage loan commitments not reflected in the accompanying statements at December 31, 2006 include $5,652,000 at fixed rates ranging from 7.0% to 12.5% and $9,163,000 at rates ranging from prime to prime plus 1.5%.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank has entered into several agreements to sell mortgage loans to third parties. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2006 and 2005 as a liability for credit loss related to these loans.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Estimated
	2006	2005	Useful Lives
	(dollars in thousands)
Land	$1,924	$1,924	-
Building	2,290	2,290	39 Years
Leasehold improvements	600	597	15-27.5 Years
Furniture, fixtures and equipment	2,325	2,276	3-10 Years
Construction in progress	25,787	15,068	-
Total at cost	32,926	22,155
Accumulated depreciation	(2,515)	(2,192)
	$30,411	$19,963

Depreciation expense was $362,000, $377,000, and $329,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

HS West, LLC is constructing a building in Annapolis, Maryland that effective January 2007 will serve as Bancorp’s and the Bank’s administrative headquarters. A branch office of the Bank is included. As of December 31, 2006, HS West, LLC has incurred approximately $26,312,000 of costs, which are included in land and construction in progress. The total cost, which includes build-out costs on leased space, is expected to be approximately $28,000,000 with completion mid 2007.  Interest capitalized during the year ended December 31, 2006, 2005 and 2004 was $1,015,000, $179,000 and $53,000, respectively.

The Bank is obligated under a long-term lease, which expires in 2010, for a branch office. The minimum annual rental payments are as follows:

Years Ended December 31, (in thousands)
2007	$60
2008	60
2009	60
2010	34

Homeowners Title and Escrow Corporation and Louis Hyatt, Inc. are also obligated under a month-to-month lease with no obligation to renew, but they anticipate that they will continue to do so.

Total rent expense was $147,000, $141,000, and $108,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 6 - Deposits

Deposits in the Bank as of December 31, 2006 and 2005 consisted of the following:

	2006		2005
Category	Amount	Percent	Amount	Percent
	(dollars in thousands)

NOW accounts	$9,314	1.49%	$7,683	1.30%
Money market accounts	89,120	14.22%	99,911	16.79%
Passbooks	18,526	2.96%	17,505	2.94%
Certificates of deposit	490,865	78.35%	445,592	74.90%
Non-interest bearing accounts	18,699	2.98%	24,202	4.07%

Total deposits	$626,524	100.00%	$594,893	100.00%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Deposits - Continued

At December 31, 2006 scheduled maturities of certificates of deposit are as follows:

Amount
(dollars in thousands)
One year or less	$409,469
More than 1 year to 2 years	42,380
More than 2 years to 3 years	8,462
More than 3 years to 4 years	14,764
More than 4 years to 5 years	15,745
More than 5 years	45
$490,865

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $200,595,000 and $179,867,000 at December 31, 2006 and 2005, respectively.

Interest expense on deposits is summarized as follows:

	For Years Ended December 31,
	2006	2005	2004
	(dollars in thousands)

NOW accounts	$57	$55	$59
Money market accounts	3,076	2,250	2,350
Passbooks	573	289	283
Certificates of deposit	20,000	13,680	8,600
	$23,706	$16,274	$11,292

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Federal Home Loan Bank Advances

The Bank's credit availability under the FHLB of Atlanta’s credit availability program was $273,575,000 and $252,386,000 at December 31, 2006 and 2005, respectively. Short-term borrowings with the FHLB were $18,000,000 and $26,000,000 at December 31, 2006 and 2005, respectively with interest at 5.41% and 4.37% on these dates. Long-term advances outstanding were $155,000,000 and $132,000,000 at December 31, 2006 and 2005, respectively. The maturities of these long-term advances at December 31, 2006 are as follows (dollars in thousands):

Description	Rate	Amount	Maturity
FHLB advances	2.89% to 4.01%	15,000	2007
FHLB advances	3.33% to 5.395%	30,000	2008
FHLB advances	3.09%	5,000	2009
FHLB advances	5.00%	10,000	2010
FHLB advances	-%	-	2011
FHLB advances	2.64% to 4.934%	95,000	Thereafter
		$155,000

The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta. The Bank is required to maintain as collateral for its advances, qualified loans in varying amounts depending on the loan type.

Note 8 - Subordinated Debentures

Bancorp has a non-consolidated subsidiary trust, Severn Capital Trust I, of which 100% of the common equity is owned by Bancorp. The trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable capital securities (the capital securities) to third-party investors and investing the proceeds from the sale of such capital securities solely in subordinated debt securities of Bancorp (the debentures). The debentures held by the trust are the sole assets of the trust. Distributions on the capital securities issued by the trust are payable quarterly at a rate per annum equal to the interest rate being earned by the trust on the debentures held by the trust. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into an agreement which, taken collectively, fully and unconditionally guarantees the capital securities subject to the terms of the guarantee. The debentures held by Severn Capital Trust I are first redeemable, in whole or in part, by Bancorp on January 7, 2010.

The subordinated debentures from Bancorp to the trust consist of a $20,619,000 note that matures in 2035 and has a floating rate of interest of LIBOR plus 200 basis points, which was 7.37% and 6.54% at December 31, 2006 and 2005, respectively. $17,000,000 of the proceeds from Bancorp’s issuance of the debentures was contributed to the Bank, and qualifies as Tier 1 capital for the Bank under Federal Reserve Board guidelines.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Employee Benefit Plans

The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $15,000 for 2006. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $128,000, $114,000 and $104,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. The Bank recognized ESOP expense of $140,000 for each of the years ended December 31, 2006, 2005 and 2004.

Note 10- Stockholders’ Equity

In February 2006, Bancorp’s Board of Directors declared a 10% stock dividend effective for shares outstanding on March 28, 2006. In addition, in November, 2004, the Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend, effective for shares outstanding as of December 15, 2004. All per share data in the accompanying financial statements and all share and per share data in the footnotes have been adjusted to give retroactive effect to these transactions.

Note 11- Stock-Based Compensation

The Company currently has a stock-based compensation plan in place for directors, officers, and other key employees of the Company. Under the terms of the plan, the Company grants stock options for the purchase of the Company’s common stock. The stock-based compensation is granted under terms and conditions determined by the Stock Option Committee of the Board of Directors. Stock options generally have a term of five years with a maximum term of ten years, and are granted with an exercise price at least equal to the fair market value of the common stock on the date the options are granted. Generally, options granted to directors of the Company vest immediately, and options granted to officers and employees vest over a five-year period, although the Stock Option Committee has the authority to provide for different vesting schedules.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11- Stock-Based Compensation - Continued

Effective January 1, 2006, the Company adopted SFAS 123R using the modified-prospective transition method. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of income at fair value. Under the modified-prospective transition method, the Company would recognize an expense over the remaining required service period for any stock options granted prior to January 1, 2006 for the portion of those grants for which the requisite service has not yet been rendered of which there were none. Accordingly, no adjustment was made to prior period amounts nor was any expense recorded for options granted prior to January 1, 2006 for which their requisite service period had been rendered by that date. Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 totaled $163,000, $0 and $0, respectively. The total income tax benefit recognized in the consolidated statements of income for stock-based compensation for the year ended December 31, 2006 was $158,000.

The weighted average grant-date fair value of options granted in 2006 was $6.73. The fair value of the options awarded under the option plan is estimated on the date of grant using the Black-Scholes valuation model, which is dependent upon certain assumptions as presented below:

2006
Expected life (in years)	4.83
Risk-free interest rate	4.59%
Expected volatility	53.66%
Expected dividend yield	4.54%

The expected life of the options was estimated using the average vesting period of the options granted and represents the period of time that options granted are expected to be outstanding.

The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of the options on the grant date. Volatility of the Company’s stock price was based on historical volatility. Dividend yield was based on historical dividends divided by the average market price for that period.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11- Stock-Based Compensation - Continued

Information regarding the Company’s stock option plan as of and for the year ended December 31, 2006 is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding, beginning of year	-	$-
Options granted	113,300	17.43
Options exercised	(900)	17.18
Options outstanding, end of period	112,400	$17.43	3.97	$201,000
Options exercisable, end of period	9,000	$17.18	2.14	$18,000
Option price range at end of period		$17.18 to $18.90

The total intrinsic value of options exercised during the year ended December 31, 2006 was $1,836. As of December 31, 2006, there was $530,607 of total unrecognized stock-based compensation cost related to non-vested stock options, which is expected to be recognized over a period of four years.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Regulatory Matters

The Bank is required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2006 was $300,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Regulatory Matters - Continued

The following table presents the Bank's capital position based on the financial statements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
December 31, 2006
Tangible (1)	$99,445	11.0%	$13,513	1.50%	N/A	N/A
Tier I capital (2)	99,445	13.1%	N/A	N/A	$45,582	6.00%
Core (1)	99,445	11.0%	36,034	4.00%	45,043	5.00%
Total (2)	108,452	14.3%	60,776	8.00%	75,971	10.00%

December 31, 2005
Tangible (1)	$86,354	10.3%	$12,619	1.50%	N/A	N/A
Tier I capital (2)	86,354	12.2%	N/A	N/A	$42,395	6.00%
Core (1)	86,354	10.3%	33,651	4.00%	42,064	5.00%
Total (2)	93,851	13.3%	56,527	8.00%	70,659	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

Bancorp’s main source of income is dividends from the Bank. As a result, Bancorp's dividends to its shareholders will depend primarily upon receipt of dividends from the Bank.

OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its stockholders’ equity below its regulatory capital requirement, or the accumulated bad debt deduction.

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2006 include $482,000, for which no provision for federal income tax has been provided.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Income Taxes

The income tax provision consists of the following for the years ended December 31:

	2006	2005	2004
	(dollars in thousands)

Current
Federal	$9,186	$7,241	$6,420
State	2,043	1,472	1,430
	11,229	8,713	7,850
Deferred
Federal	(511)	176	343
State	(110)	37	65
	(621)	213	408

Total income tax provision	$10,608	$8,926	$8,258

The amount computed by applying the statutory federal income tax rate to income before federal taxes is greater than the taxes provided for the following reasons:

	2006		2005		2004
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(dollars in thousands)
Statutory Federal
income tax rate	$9,225	35.0%	$8,218	35.0%	$7,416	35.0%
State tax net of
Federal income
tax benefit	1,256	4.8%	981	4.2%	972	4.6%
Other adjustments	127	0.4%	(273)	(1.2%)	(130)	(0.6%)
	$10,608	40.2%	$8,926	38.0%	$8,258	39.0%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005
	(dollars in thousands)

Deferred Tax Assets:
Allowances for loan losses	$3,570	$2,968
Reserve for uncollected interest	90	11
Other	19	-
Total deferred tax assets	3,679	2,979

Deferred Tax Liabilities:
Federal Home Loan Bank stock dividends	(82)	(82)
Loan origination costs	(892)	(802)
Accelerated depreciation	(532)	(560)
Other	(80)	(63)
Total deferred tax liabilities	(1,586)	(1,507)

Net deferred tax assets	$2,093	$1,472

Note 14- Related Party Transactions

During the years ended December 31, 2006, 2005 and 2004, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

Two subsidiaries rent property from a director of the Bank. Rent paid on these properties was $56,000, $56,000 and $59,000 for 2006, 2005 and 2004, respectively.

A director of the Bank is a member of a law firm that represents the Company and the Bank in certain legal matters. The fees for services rendered by that firm were $325,000, $191,000 and $129,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Management believes that the terms in the above mentioned transactions were no less favorable to the Bank than the terms that would have been obtained in transactions with non-affiliated persons or entities.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15- Disclosure About Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest-bearing deposits in other banks, accrued interest receivable, and accrued interest payable due to the short-term nature of these instruments. Fair value is based upon market prices quoted by dealers for investment securities and estimates using bid prices published in financial newspapers for mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. The fair value of loans receivable was estimated using a discounted cash flows calculation using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation using the rates currently offered on deposits of similar remaining maturities. For FHLB advances and subordinated debentures, fair value is estimated using a discounted cash flow calculation using currently available rate for borrowings with similar terms and remaining maturities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. Fair value is estimated using fees currently charged for similar agreements, taking into account the remaining terms of the agreements and the counter parties credit standings. Any fees charged are immaterial.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15- Disclosure About Fair Value of Financial Instruments - Continued

The estimated fair values of the Bank's financial instruments are as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)

Financial Assets
Cash and cash equivalents	$18,715	$18,715	$24,995	$24,995
Investment securities	7,271	7,117	8,290	7,992
FHLB stock	9,468	9,468	8,513	8,513
Loans held for sale	2,970	2,970	3,216	3,216
Loans receivable, net	832,507	836,164	776,117	765,436
Accrued interest receivable	5,070	5,070	4,562	4,562

Financial Liabilities
Deposits	$626,524	$627,066	$594,893	$594,609
FHLB advances	173,000	168,662	158,000	153,962
Subordinated debentures	20,619	20,619	20,619	20,619
Accrued interest payable	865	865	607	607

Off Balance Sheet Commitments	$-	$-	$-	$-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16- Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2006 and 2005 and results of operations and cash flows for each of the years ended December 31, 2006, 2005 and 2004 is summarized below.

	December 31,
	2006	2005
	(dollars in thousands)
Statements of Financial Condition

Cash	$1,643	$1,828
Equity in net assets of subsidiaries:
Bank	99,445	86,354
Non-Bank	4,636	3,512
Loans	1,199	1,856
Other assets	923	866
Total assets	$107,846	$94,416

Subordinated debentures	$20,619	$20,619
Other liabilities	785	1,085

Total liabilities	21,404	21,704

Stockholders’ equity	86,442	72,712

Total liabilities and stockholders’ equity	$107,846	$94,416

	For the Years Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Statements of Income
Interest income	$129	$36	$-
Interest expense on subordinated debentures	1,443	1,087	34

Net interest expense	(1,314)	(1,051)	(34)
Dividends received from subsidiaries	3,424	2,920	1,747
General and administrative expenses	292	153	125
Income before income taxes and equity in
undistributed net income of subsidiaries	1,818	1,716	1,588

Income tax benefit	415	27	44
Equity in undistributed net income of subsidiaries	13,515	12,811	11,299

Net income	$15,748	$14,554	$12,931

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16- Condensed Financial Information (Parent Company Only) - Continued

	For the Years Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Statements of Cash Flows

Cash Flows from Operating Activities:
Net income	$15,748	$14,554	$12,931
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(13,515)	(12,811)	(11,299)
Increase in other assets	(57)	(134)	(602)
Stock-based compensation expense	163	-	-
Increase (decrease) in other liabilities	(300)	586	119

Cash provided by operating activities	2,039	2,195	1,149

Cash Flows from Investing Activities:
Net (increase) decrease in loans	657	(1,856)	-
Investment in subsidiaries	(700)	-	(17,000)

Cash used in investing activities	(43)	(1,856)	(17,000)
Cash Flows from Financing Activities:
Dividends paid on capital stock	(2,196)	(1,996)	(1,747)
Proceeds from issuance of subordinated debentures	-	-	20,619
Proceeds from exercise of options	15	-	-

Cash provided by (used in) financing activities	(2,181)	(1,996)	18,872

Increase (decrease) in cash and cash equivalents	(185)	(1,657)	3,021

Cash and cash equivalents at beginning of year	1,828	3,485	464

Cash and cash equivalents at end of year	$1,643	$1,828	$3,485

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17- Quarterly Financial Data (Unaudited)

 Summarized unaudited quarterly financial data for the year ended December 31, 2006 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$16,255	$17,545	$18,174	$18,201
Interest expense	6,844	7,765	8,490	8,961
Net interest income	9,411	9,780	9,684	9,240
Provision for loan losses	382	375	392	412

Net interest income after provision for loan losses	9,029	9,405	9,292	8,828
Other income	600	1,391	801	1,075
Other expense	3,039	4,005	3,355	3,666

Income before income tax provision	6,590	6,791	6,738	6,237
Income tax provision	2,608	2,704	2,740	2,556
Net income	$3,982	$4,087	$3,998	$3,681

Per share data:
Earnings - basic[1]	$.43	$.45	$.44	$.40
Earnings - diluted[1]	$.43	$.45	$.44	$.40

  Summarized unaudited quarterly financial data for the year ended December 31, 2005 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$12,567	$13,787	$14,887	$15,894
Interest expense	4,503	5,227	5,860	6,365
Net interest income	8,064	8,560	9,027	9,529
Provision for loan losses	242	453	450	425

Net interest income after provision for loan losses	7,822	8,107	8,577	9,104
Other income	652	739	668	689
Other expense	3,280	3,256	3,079	3,263

Income before income tax provision	5,194	5,590	6,166	6,530
Income tax provision	2,044	2,054	2,270	2,558
Net income	$3,150	$3,536	$3,896	$3,972

Per share data
Earnings - basic[1]	$.34	$.39	$.43	$.43
Earnings - diluted[1]	$.34	$.39	$.43	$.43

1 Retroactively adjusted to reflect 10% stock dividend declared February 21, 2006 effective for shares outstanding on March 28, 2006.